ALEXANDER & BALDWIN, INC.
NON-EMPLOYEE BOARD MEMBER RESTRICTED STOCK UNIT AWARD ASSUMPTION AGREEMENT

NON-EMPLOYEE BOARD MEMBER RESTRICTED STOCK UNIT AWARD ASSUMPTION AGREEMENT effective as of the 8th day of November 2017 by and between Alexander & Baldwin, Inc. (formerly Alexander & Baldwin REIT Holdings, Inc.), a Hawaii corporation (the “Corporation”), and ___________________ (“Participant”).
WHEREAS, the Corporation is the successor to Alexander & Baldwin, Inc., a Hawaii corporation (the “Predecessor Company”).
WHEREAS, Participant holds one or more outstanding restricted stock unit awards covering shares of the common stock of the Predecessor Company (the “Predecessor Company Common Stock”), which were granted to Participant under the Predecessor Company’s 2012 Incentive Compensation Plan (the “2012 Plan”).
WHEREAS, each of the outstanding restricted stock unit awards held by Participant under the 2012 Plan is more particularly identified in the attached Schedule A.
WHEREAS, each of those restricted stock unit awards is evidenced by a Restricted Stock Unit Award Agreement – Deferral Election or a Restricted Stock Unit Award Agreement – No Deferral (in either case, the “RSU Agreement”) issued to Participant under the 2012 Plan.
WHEREAS, as part of an internal reorganization, a wholly-owned subsidiary of Alexander & Baldwin REIT Holdings, Inc. was merged with and into the Predecessor Company (the “Merger”) and Alexander & Baldwin REIT Holdings, Inc. thereafter became the parent holding company of the Predecessor Company in accordance with the terms of the Agreement and Plan of Merger by and among Alexander & Baldwin REIT Holdings, Inc., the Predecessor Company and A&B REIT Merger Corporation dated July 10, 2017 (the “Merger Agreement”). Promptly following the Merger, Alexander & Baldwin REIT Holdings, Inc. was renamed “Alexander & Baldwin, Inc.,” which is referred to herein as the “Corporation.”
WHEREAS, the provisions of the Merger Agreement require the Corporation to assume, upon the consummation of the Merger, the obligations of the Predecessor Company under each outstanding restricted stock unit award under the 2012 Plan and to issue to the holder of each such award an agreement evidencing the assumption of that restricted stock unit award.
WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the “Exchange Ratio”) in effect for the Merger is one share of Corporation common stock (“Corporation Common Stock”) for each outstanding share of the Predecessor Company Common Stock.

WHEREAS, the purpose of this Agreement is to evidence the assumption by the Corporation of the restricted stock unit awards identified in the attached Schedule A that are outstanding at the time of the consummation of the Merger (the “Effective Time”) and to reflect certain adjustments to those awards that will become necessary in connection with their assumption by the Corporation in the Merger.
NOW, THEREFORE, it is hereby agreed as follows:
1.The number of shares of the Predecessor Company Common Stock subject to each of the restricted stock unit awards held by Participant immediately prior to the Effective Time is set forth in the attached Schedule A. The Corporation hereby assumes, as of the Effective Time, all the duties and obligations of the Predecessor Company under each of the restricted stock unit awards identified in the attached Schedule A (the “Assumed RSU Awards”), and each such Assumed RSU Award is hereby converted into the right to receive shares of Corporation Common Stock in accordance with the terms of such Assumed RSU Award, as adjusted pursuant to the provisions of this Agreement. In connection with such assumption, the number of shares of Corporation Common Stock subject to each Assumed RSU Award shall, in accordance with the Exchange Ratio, be equal to the same number of shares of the Predecessor Company Common Stock subject to such Assumed RSU Award as of the Effective Time as specified in the attached Schedule A. Accordingly, the number of shares subject to each Assumed RSU Award immediately prior to the Effective Time shall remain the same immediately following the assumption of such Assumed RSU Award by the Corporation pursuant to this Agreement, except that the shares of common stock issuable under each Assumed RSU Award shall be shares of Corporation Common Stock.
2.The following provisions shall govern each Assumed RSU Award:
(a)    Unless the context otherwise requires, all references in each RSU Agreement shall be adjusted as follows: (i) all references to the “Corporation” or to the “Company” shall now constitute references to the Alexander & Baldwin, Inc. (formerly Alexander & Baldwin REIT Holdings, Inc.), (ii) all references to “Common Stock” or “Shares” shall now constitute references to shares of Corporation Common Stock, (iii) all references to the “Board” shall now constitute references to the Board of Directors of the Corporation and (iv) all references to the “Plan” shall constitute references to the Alexander & Baldwin, Inc. Amended and Restated 2012 Incentive Compensation Plan, as assumed by the Corporation.
(b)    Each Assumed RSU Award shall continue to vest in accordance with the same installment service-vesting schedule in effect for such Assumed RSU Award immediately prior to the Effective Time under the applicable RSU Agreement, and no acceleration of such vesting schedule shall occur by reason of the Merger or the assumption of such Assumed RSU Award by the Corporation.
(c)    The shares of Corporation Common Stock that vest under each Assumed RSU Award shall be issuable in accordance with the issuance schedule (including any deferral election) in effect for such Assumed RSU Award immediately prior to the Effective Time under the applicable RSU Agreement, and no changes to that issuance schedule or the applicable issuance dates shall be made that would otherwise contravene any limitations or restrictions to which such Assumed RSU Award is subject under Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder.
(d)    The dividend equivalent rights provided to Participant under the RSU Agreement for each Assumed RSU Award shall, following the assumption of such Assumed RSU Award by the Corporation, continue in full force and effect in accordance with their respective terms and conditions, and any dividend-equivalent amounts credited to Participant under each such RSU Agreement at the time of such assumption but not yet distributed shall subsequently be distributed to Participant in accordance with the distribution provisions (including the timing and method of distribution) of the applicable RSU Agreement that govern those dividend equivalents, and nothing in this Assumption Agreement shall affect those distribution provisions.
(e)    For purposes of applying any and all provisions of the applicable RSU Agreement and the 2012 Plan for each Assumed RSU Award that pertain to Participant’s service, including (without limitation) all vesting requirements tied to Participant’s continued service, Participant shall be deemed to continue in such service status for so long as Participant renders services as a member of the Board.
(g)    The change in control provisions of each RSU Agreement assumed hereunder shall hereafter be applied solely on the basis of a change in control transaction applied to the Corporation in lieu of the Predecessor Company.
3.Except to the extent specifically modified by this Non-Employee Board Member Restricted Stock Unit Award Assumption Agreement, all of the terms and conditions of each RSU Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Non-Employee Board Member Restricted Stock Unit Award Assumption Agreement.
IN WITNESS WHEREOF, Alexander & Baldwin, Inc. (formerly Alexander & Baldwin REIT Holdings, Inc.) has caused this Non-Employee Board Member Restricted Stock Unit Award Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the day and year first above written.

ALEXANDER & BALDWIN, INC.

By:

Title: _____________________________________

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